Exhibit 99.3

H&E EQUIPMENT SERVICES, INC.

LETTER TO HOLDERS

To Holders of 7% Senior Notes Due 2022:

H&E Equipment Services, Inc., a Delaware corporation (the “Company”), GNE Investments, Inc., a Washington corporation, Great Northern Equipment, Inc., a Montana corporation, H&E California Holding, Inc., a California corporation, H&E Equipment Services (California), LLC, a Delaware limited liability company, H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation, and H&E Finance Corp., a Delaware corporation (collectively, the “Guarantors”), are offering, upon and subject to the conditions set forth in the Prospectus, dated             , 201     (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”), in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof, its new 7% Senior Notes Due 2022 that have been registered under the Securities Act of 1933, as amended (the “New Notes”), and the guarantees thereof (the “New Guarantee”) for any and all of its outstanding 7% Senior Notes Due 2022 issued on August 20, 2012 (the “Old Notes”) and the guarantees thereof (the “Old Guarantee”), of which $530,000,000 principal amount is outstanding. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantee for the Old Guarantee, references to the “New Notes” include the related New Guarantee and references to the “Old Notes” include the related Old Guarantee. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated August 20, 2012, by and among the Company, the Guarantors, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Old Notes must be received on or prior to              , 201     at 5:00 p.m., New York City time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions relating to the terms of the Exchange Offer or questions regarding the Letter of Transmittal or the appropriate procedures for tendering your Old Notes, please call The Bank of New York Mellon Trust Company, N.A. at (315) 414-3349 or write to:

The Bank of New York Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust – Reorganization Unit

111 Sanders Creek Corporate Center

East Syracuse, NY 13057

Attn: Dacia Brown-Jones